                    S T A T E   O F   M I C H I G A N

              BEFORE THE MICHIGAN PUBLIC SERVICE COMMISSION

                                 * * * * *

In the matter of the application of        )
CMS GENERATION COMPANY for                 )
certification pursuant to Section 33(a)(2) )          Case No. U-11333
of the Public Utility Holding Company      )
Act of 1935.                               )
____________________________________________)


       At the April 10, 1997 meeting of the Michigan Public Service Commission in Lansing, Michigan.

       PRESENT:     Hon. John G. Strand, Chairman
                    Hon. John C. Shea, Commissioner
                    Hon. David A. Svanda, Commissioner


                                   ORDER


       On February 27, 1997, CMS Generation Company filed an application for certification pursuant to Section 33(a)(2) of the Public Utility Holding Company Act of 1935 (PUHCA), 15 USC 79z-5b.

       CMS Generation is a wholly-owned subsidiary of CMS Enterprises, which is a wholly-owned subsidiary of CMS Energy Corporation.
CMS Generation develops, owns, and operates independent power generation projects in the United States, Latin America, and Asia. Within Michigan, CMS Generation is a partner in the Midland Cogeneration Venture, as well as other power generation projects. CMS Enterprises develops, owns, and operates electric generation and transmission facilities, as well as gas transportation and processing facilities, in Michigan and throughout the world. The principal subsidiary of CMS Energy is Consumers Energy Company (Consumers), a combination electric and gas utility located entirely in the state of Michigan.

       CMS Generation states that as part of the reform of the electricity supply industry, the state of Victoria, Australia has called for bids on the proposed sale of Loy Yang A Power Station (Loy Yang). With Infrastructure Trust of Australia and potentially others, through a subsidiary formed for this purpose, CMS Generation intends to submit a final bid to acquire the assets of Loy Yang. If successful in the bidding, CMS Generation also intends to operate Loy Yang and an open cut coal mine by itself, through an affiliate, or through a subsidiary or subsidiaries to be formed for that purpose. CMS Generation intends to obtain non-recourse financing for a major portion of its investment, with the remainder of its equity financing from cash operations. In addition, the company might use proceeds from an issuance of equity by CMS Energy.

       Loy Yang is located in the southeastern end of the Latrobe Valley, which is about 140 kilometers east of Melbourne, Australia. Loy Yang consists of a 2,000 megawatt (MW) brown coal-fired electric generating station and an adjacent open cut coal mine. The power station has four 500 MW units and the open cut mine has a production rate currently of 28 million tons of brown coal per annum.

       CMS Energy represents that it is exempt from regulation under PUHCA. It further represents that Loy Yang and the proposed operating subsidiary are foreign utilities that will be exempt from regulation under PUHCA if every state commission having jurisdiction over the electric or gas rates of an affiliated public utility company, in this case Consumers, certifies that the state commission has the authority and resources to protect the utility's ratepayers and that it intends to exercise that authority. CMS Enterprises requests that the Commission grant that certification with respect to Consumers.

       CMS Generation states that Loy Yang and the proposed operating subsidiary will remain separate from CMS Generation, CMS Enterprises, CMS Energy, and Consumers. CMS Generation asserts that the proposed transaction will not affect Consumers' day-to-day utility services or rates and will not harm the financial viability, capital structure, or cost of capital of CMS Enterprises, CMS Energy, or Consumers. It says that no utility assets of Consumers or assets of any Consumers subsidiary will be pledged or encumbered for the benefit of the investment. It commits that CMS Generation will not seek recovery of the direct or indirect costs of the investment from Michigan ratepayers. CMS Generation further states that the proposed transaction will not affect the tax revenues of Michigan political subdivisions in which any structure, facility, or equipment of CMS Energy or its subsidiaries is located.
CMS Generation will make available books and records reasonably necessary for the Commission to determine that Michigan ratepayers are not being adversely affected. It acknowledges that a grant of certification is not approval of the transaction or a finding that the transaction is reason-able.

       Finally, CMS Generation notes that the Commission has previously granted at least nine such certifications, and says that there has been no subsequent change in the Commission's jurisdiction or statutory authority.

       After a review of the application, the Commission finds that it is appropriate to certify that it has the authority and resources under Michigan law to protect Michigan's utility ratepayers and that it intends to exercise that authority. The Commission also finds that ex parte approval is appropriate. The Commission finds that it should grant the requested certification while reserving the right to prospectively revoke it, as PUHCA permits, and on condition that CMS Generation, CMS Enterprises, CMS Energy, and Consumers not seek to recover from Michigan ratepayers any direct or indirect costs of the investment in foreign utilities. Furthermore, the granting of the certificate is not approval or endorsement of the transaction. Finally, CMS Generation and its affiliates shall provide the Commission at least 30 days' notice of the intent to make additional foreign investment or to increase
CMS Generation's interest in Loy Yang or the proposed operating subsidiary.


       The Commission FINDS that:

       a.     Jurisdiction is pursuant to 1909 PA 106, as amended, MCL
460.551 et seq.; MSA 22.151 et seq.; 1919 PA 419, as amended, MCL 460.51 et seq.; MSA 22.1 et seq.; 1939 PA 3, as amended, MCL 460.1 et seq.; MSA 22.13(1) et seq.; 1969 PA 306, as amended, MCL 24.201 et seq.; MSA 3.560(101) et seq.; 15 USC 79z-5b; and the Commission's Rules of Practice and Procedure, as amended, 1992 AACS, R 460.17101 et seq.

       b. With respect to the transaction described in the application, the Commission has the authority and resources to protect ratepayers subject to its jurisdiction and intends to exercise that authority.

       c.     Ex parte approval is appropriate.

       THEREFORE, IT IS ORDERED that the certification requested by CMS Generation Company pursuant to 15 USC 79z-5b is granted. With respect to the transaction described in the application, the Commission has the authority and resources to protect ratepayers subject to its jurisdiction and intends to exercise that authority.

       The Commission reserves jurisdiction and may issue further orders as necessary.


       Any party desiring to appeal this order must do so in the appropriate court within 30 days after issuance and notice of this order, pursuant to MCL 462.26; MSA 22.45.

                                     MICHIGAN PUBLIC SERVICE COMMISSION


                                     /s/ John G. Strand
                                     ------------------------------------
                                     Chairman

       ( S E A L )

                                     /s/ John C. Shea
                                     ------------------------------------
                                     Commissioner


                                     /s/ David A. Svanda
                                     -----------------------------------
                                     Commissioner, dissenting in a
                                     separate opinion.

By its action of April 10, 1997.


/s/ Dorothy Wideman
--------------------------------------
Its Executive Secretary

                    S T A T E   O F   M I C H I G A N

              BEFORE THE MICHIGAN PUBLIC SERVICE COMMISSION

                                 * * * * *

In the matter of the application of        )
CMS GENERATION COMPANY for                 )
certification pursuant to Section 33(a)(2) )          Case No. U-11333
of the Public Utility Holding Company      )
Act of 1935.                               )
____________________________________________)


                           DISSENTING OPINION OF
                       COMMISSIONER DAVID A. SVANDA


       I respectfully dissent from the majority opinion in Case
No. U-11333, issued this day approving the application of CMS Generation Company for certification pursuant to Section 33(a)(2) of the Public Utility Holding Company Act (PUHCA) of 1935. CMS Generation intends to submit a final bid to acquire the assets of Loy Yang A Power Station in the state of Victoria, Australia.

       As it did in Case No. U-11049, Case No. U-11064, and Case
No. U-1158, the majority agrees that this Commission has the legal authority and resources to protect Michigan ratepayers from being adversely affected by the proposed investment. As I stated in my previous dissenting opinions, I am unable to endorse the diversion of CMS leadership, management, legal, financial, and analytical talents from the issue of utmost importance to Michigan, implementation of a meaningful program of customer choice.

       Continued certification of additional foreign investments must not be taken lightly. I note with interest a March 16, 1997 column by Jon Pepper of The Detroit News reporting an interview with CMS Chairman William McCormick. Clearly, Mr. McCormick's vision of the future of CMS, as reported by Mr. Pepper, is both innovative and exciting. However,
Mr. Pepper's column did address one concern that I share that directly relates to my responsibility as a Michigan utility regulator. He writes, The bigger concern is whether making money in exotic locales is as easy as making electricity. While a quarter of CMS Energy's $4.8 billion revenues
come from     international business, 100 percent of its net comes from
ol' reliable Consumers     Energy, the Michigan utility based in Jackson.

       As I have stated in the past, competitive electricity markets in Michigan will offer the best assurance for ratepayer protection in the event of a failed off-shore investment by sister companies of Consumers Energy. Until the day when Consumers Energy's electricity monopoly is open to competition, the suspicion that Consumers Energy is the "cash cow" for CMS off-shore ventures will continue.

       I remain unconvinced that this Commission can offer any assurances to Michigan ratepayers that they can be protected without a viable program of customer choice. Competitive electricity markets in Michigan will offer the only assurance for ratepayer protection in the event of failed investments by sister companies of Consumers Energy. When competition through customer choice comes to Michigan, I will happily endorse
CMS ventures anywhere on the planet. For this reason, and the reasons stated above, I must dissent from the majority's grant of the requested certification.

                                     MICHIGAN PUBLIC SERVICE COMMISSION


                                     ------------------------------------
                                     Commissioner

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